Exhibit 99.3

CYNERGISTEK, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give the effect to the acquisition by CynergisTek, Inc. (“CynergisTek”), of Backbone Enterprises, Inc., (“Backbone”) following the execution on October 31, 2019, of a Stock Purchase Agreement (the “Agreement”) with Backbone and Walter Zuniga, Jacob Carroll, Nikhil D’Souza and Timothy Homstad (the “Stockholders”) pursuant to which Backbone’s outstanding shares were acquired by CynergisTek and Backbone became our wholly-owned subsidiary (the “Acquisition”). As consideration for the Acquisition, CynergisTek, Inc. paid upfront consideration of $5,500,000 in cash, 491,804 shares of CynergisTek common stock, $0.001 par value, to the Stockholders, pro rata among the Stockholders in proportion to each Stockholder’s ownership of the shares, and an earn-out, pursuant to which the Stockholders may be entitled to an additional $4,000,000 based upon the post-closing financial performance of Backbone, to be calculated based upon revenue generated by the Backbone business during the three-year earn-out period. The cash consideration is subject to adjustment based on closing working capital of Backbone, and $1,500,000 of the cash consideration was placed into a third-party escrow account by CynergisTek, against a portion of which CynergisTek may make claims for indemnification.

The unaudited pro forma condensed consolidated financial statements are based upon the estimates and assumptions set forth herein. The unaudited pro forma information has been prepared utilizing the historical financial statements and notes thereto, for which CynergisTek and Backbone are included herein. The unaudited pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the purchase been affected on the dates indicated or of the results which may be obtained in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of CynergisTek, Inc. and the historical financial statements of Backbone Enterprises, Inc. included herein. The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed consolidated balance sheet gives effect to the Acquisition, which is accounted for as an acquisition of Backbone by CynergisTek, as if it had occurred on September 30, 2019. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2018, and for the nine months ended September 30, 2019, give effect to the Acquisition as if it had occurred on January 1, 2018.

CYNERGISTEK, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2019

(in thousands)

	CynergisTek, Inc.	Backbone Enterprises, Inc.	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$10,183	$1,092	$(6,700)	(a)	$4,575
Accounts receivable, net	3,486	654	177	(b)	4,317
Prepaid and other current assets	4,058	2	(140)	(b)	3,920
Current assets held for sale	202	-	-		202
Total current assets	17,929	1,748	(6,663)		13,014

Property and equipment, net	757	27	(27)	(b)	757
Deposits	80	-	-		80
Deferred income taxes	1,615	-	-		1,615
Intangible assets, net	7,732	-	2,000	(b)	9,732
Goodwill	17,008	-	7,073	(b)	24,081

Total assets	$45,121	$1,775	$2,383		$49,279

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$216	$26	$2,355	(b)	$2,597
Accrued compensation and benefits	920	577	(482)	(b)	1,015
Deferred revenue	1,468	-	-		1,468
Income taxes payable	4,016	-	-		4,016
Notes payable	-	34	(34)	(b)	-
Current portion of long-term liabilities	867	-	-		867
Total current liabilities	7,487	637	1,839		9,963

Promissory note payable to related party, less current portion	844	-	-		844
Operating lease liability, less current portion	199	-	-		199

Total liabilities	8,530	637	1,839		11,006

Commitments and contingencies

Stockholders’ equity:
Common stock	10	-	-	(c)	10
Additional paid-in capital	32,936	-	1,500	(c)	34,436
Accumulated earnings	3,645	1,138	(956)	(c)	3,827

Total stockholders’ equity	36,591	1,138	544		38,273

Total liabilities and stockholders’ equity	$45,121	$1,775	$2,383		$49,279

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CYNERGISTEK, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Nine Months Ended September 30, 2019
	CynergisTek, Inc.	Backbone Enterprises, Inc.	Pro Forma Adjustments		Combined Pro Forma
Revenue	$15,597	$2,670	$-		$18,267
Cost of revenues	9,614	1,707	-		11,321

Gross profit	5,983	963	-		6,946

Operating expenses	10,031	592	233	(d)(e)	10,856

Operating income (loss)	(4,048)	371	(233)		(3,910)

Interest and other income (expense), net	(384)	(1)	-		(385)

Income (loss) before income taxes	(4,432)	370	(233)		(4,295)
Benefit (provision) for income taxes	747	-	(80)	(f)	667

Income (loss) from continuing operations	(3,685)	370	(313)		(3,628)

Income from discontinued operations	18,878	-	-		18,878

Net income	$15,193	$370	$(313)		$15,250

Net income (loss) per share:
From continuing operations:
Basic	$(0.38)				$(0.35)
Diluted	$(0.38)				$(0.35)

From discontinued operations
Basic	1.94				1.84
Diluted	1.90				1.81

Net income (loss)
Basic	1.56				1.49
Diluted	1.53				1.47

Basic weighted average shares outstanding	9,754		492		10,246
Diluted weighted average shares outstanding	9,910		492		10,402

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CYNERGISTEK, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31, 2018
	CynergisTek, Inc.	Backbone Enterprises, Inc.	Pro Forma Adjustments		Combined Pro Forma
Revenue	$71,106	$2,876	$-		$73,982
Cost of revenues	50,234	2,100	-		52,334

Gross profit	20,872	776	-		21,648

Operating expenses	16,393	558	475	(d)	17,426

Operating income	4,479	218	(475)		4,222

Interest and other income (expense), net	(1,454)	(1)	-		(1,455)

Income before income taxes	3,025	217	(475)		2,767
Provision for income taxes	(1,132)	-	(50)	(f)	(1,182)

Net income	$1,893	$217	$(525)		$1,585

Net income per share:
Basic	$0.19				$0.15
Diluted	$0.19				$0.15

Basic weighted average shares outstanding	9,754		492		10,246
Diluted weighted average shares outstanding	9,910		492		10,402

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CYNERGISTEK, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)

Note 1 — Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed consolidated statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Backbone Enterprises, Inc.’s assets acquired and liabilities assumed and conformed the accounting policies of Backbone Enterprises, Inc. to its own accounting policies.

The pro forma consolidated financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The consolidated pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Backbone Enterprises, Inc. as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 2 — Financing transactions

The Company acquired Backbone Enterprises, Inc. for approximately $5.5 million in cash, 491,804 shares of CynergisTek, Inc. common stock, and contingent earn-out fees payable to the sellers up to $4.0 million (estimated fair value of the contingent earnout is $2.4 million).

Note 3 — Preliminary purchase price allocation

The Company has performed a preliminary valuation analysis of the fair value of Backbone Enterprises, Inc.’s assets and liabilities. The following table summarizes the preliminary allocation of the preliminary purchase price as of the acquisition date (in thousands):

Cash	$61
Accounts receivable	831
Prepaid expenses	55
Identified intangible assets	2,000
Goodwill	7,072
Accrued compensation and benefits	(94)
Total allocated purchase price	$9,925

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in allocations to intangible assets such as trademarks, and customer relationships as well as goodwill and (2) other changes to assets and liabilities.

Note 4 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial information:

(a) Reflects the $5.8 million net cash paid to the Stockholders, the $1.0 million net payout of Backbone Enterprises, Inc.’s existing cash to the Stockholders based on the stock purchase agreement and the add back of approximately $123,000 in legal fees paid by Backbone Enterprises, Inc. in 2019 that were directly related to the Acquisition.

(b) Reflects the working capital adjustments based on the purchase price allocation as of the acquisition date as shown in Note 3.  The preliminary determination of the purchase price includes $2.4 million for the fair value of the earnout.

(c) Represents the elimination of the historical equity of Backbone Enterprises, Inc. and the issuance of common shares in connection with the Acquisition, as follows (in thousands):

Issuance of 491,804 shares of Company common stock	$1,500
Elimination of historical stockholders’ equity and working capital adjustments	(1,079)
Acquisition related legal fees paid by Backbone Enterprises in 2019	123
$(956)

(d) Reflects the addition of intangible assets acquired by the Company at their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of the expected future cash flows. Since all information required to perform a detailed valuation analysis of Backbone Enterprises, Inc.’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed consolidated financial statements, the Company used certain assumptions based on publicly available transaction data for the industry. The following table summarizes the estimated fair values of Backbone Enterprises, Inc.’s identifiable intangible assets and their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Year ended December 31, 2018 Amortization Expense	Nine months ended September 30, 2019 Amortization Expense
Trademarks	$500	5	$100	$75
Customer relationships	1,500	4	375	281
Total	$2,000		$475	$356

(e) As discussed in (a) above, Backbone Enterprises, Inc. incurred approximately $123,000 in acquisition related legal fees during the nine months ended September 30, 2019. This is added back to the pro forma income statement as a nonrecurring item.

(f) Represents the increase in income taxes expected to be incurred as a C Corporation